EXHIBIT 99.1

CONTACT

Internet America, Inc.	March 7, 2005
214.861.2500
investor.relations@airmail.net

Internet America announces workforce reduction; Move aims to further align company to pursue rural wireless Internet market

Dallas, March 7, 2005–Internet America (OTC Bulletin Board: GEEK—News), a leading Internet services provider, today announced a reduction in its current workforce of approximately 17% effective March 4, 2005. This reduction was aimed at both reducing the corporate expense structure and to better position the company to pursue its growth plans for the rural wireless Internet market.

“While we expect to take a charge to earnings in the current quarter of approximately $83,000, we anticipate an annual savings in wages and benefits of approximately $1.0 million. We feel that this reduction will allow us to continue to grow our business and earnings in future quarters,” said Billy Ladin, Chairman and CEO of Internet America.

Ladin continued, “This reduction in workforce will allow us to more efficiently pursue our growth and acquisition plans in the rural markets. By consolidating resources and simplifying operations of our wireless Internet access business, we feel that we will be better positioned to execute our strategy of acquiring dial-up Internet customers and growing our wireless Internet operations.”

About Internet America

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http://www.internetamerica.com

This press release may contain forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risks include, without limitation, that (1) we will not be able to provide our subscribers with access to broadband fast enough to grow our subscriber base, including DSL and commercial services customers, (2) we will not improve EBITDA, profitability or product margins, (3) we will not continue to achieve operating efficiencies, (4) we will not be competitive with existing or new competitors, (5) we will not keep up with industry pricing or technological developments impacting the Internet, (6) needed financing will not be available to us if and as needed, and (7) we will be adversely affected by dependence on network infrastructure, telecommunications providers and other vendors, by regulatory changes and by general economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.